Abercrombie & Fitch Names Jonathan Ramsden Chief Operating Officer

New Albany, Ohio, January 30, 2014: Abercrombie & Fitch Co. (NYSE: ANF) (the “Company”) today announced the promotion of Jonathan E. Ramsden, currently the Company’s Executive Vice President and Chief Financial Officer, to the position of Chief Operating Officer (“COO”), a new role at the Company. Mr. Ramsden will continue to serve as Chief Financial Officer, in addition to his COO role, until a new CFO is appointed. Mr. Ramsden’s promotion is effective immediately.

Mr. Ramsden, 49, has been with Abercrombie & Fitch since December 2008. He previously served as Chief Financial Officer of TBWA Worldwide, a global advertising and marketing services company.

Mr. Ramsden will work closely with Chief Executive Officer Michael S. Jeffries, as well as the new brand presidents, who will report to Mr. Jeffries and oversee the Abercrombie & Fitch and abercrombie kids brands, and the Hollister brand, respectively. The Company is making progress in its search for brand presidents and will provide additional information when appropriate.

Commenting on the appointment, Mike Jeffries said, “Jonathan’s responsibilities have progressively expanded well beyond the CFO role, and this new position will enable Jonathan to work closely with me in managing the overall execution of our long-range strategic plans. Along with the new brand president positions, the creation of the new COO role will ensure we are organized for renewed growth and success going forward.”

Mr. Ramsden said, “I am excited to take on this new role. We are committed to disciplined execution against our long-range strategic plan objectives, and I look forward to playing an expanded role in that process. I also look forward to working closely with Mike to on-board the new brand presidents and to fulfill the potential of our iconic brands and maximize shareholder value.”

About Abercrombie & Fitch

Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and Kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids, Hollister Co. and Gilly Hicks brands. The company currently operates 890 stores in the United States and 166 stores across Canada, Europe, Asia and Australia. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.
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Abercrombie & Fitch
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ICR, Inc.
(203) 682-8275
Investor_Relations@abercrombie.com